EXHIBIT 10.32

[COMPANY LOGO]

January 9, 2005

Mr. John Higgins
4 Eustis Lane
Ridgefield, Conn.  06877

Dear John:

It is with great pleasure that Advanced Aesthetics Institute, Inc. (AAI) offers you the position of President with the start date of (January 17, 2005). The position includes a seat on the Board of Directors and reports to Richard Rakowski.

The following is your total compensation package:

         o Base pay of $ 9615.38 biweekly, which when annualized is equivalent to $250,000 per year. Your first biweekly payroll scheduled for January 21, 2005 and will reflect a partial pay period.
         o Bonus eligibility of 60% of base salary. The majority of the performance incentive will be based on P & L performance and financial metrics and the minority of the incentive will be based on specific milestones and target objectives; both of which will be mutually agreed upon by the Executive leadership and Board of AAI. Any terms and conditions specified in the incentive plan program are subject to management discretion and company funding.
         o An initial options grant of 300,000 shares of AAI company stock, subject to approval by the Board of Directors and the terms of the company's stock option plan. The Stock options will vest over 4 years (25% per year) and will have an exercise price of $4/share.
         o Effective February 1, you will be eligible to participate in our medical dental and vision insurance options and flexible spending accounts, subject to plan terms; with a percentage of the premiums paid for by AAI.
         o Eligibility for proposed 2005 401(k) pension plan and company match.
         o Eligibility for company-paid benefits such as life insurance, short and long-term disability, subject to applicable waiting periods and applicable premiums;
         o Company-paid holidays; and eligibility for one month's vacation per year with no carry over.
         o 50% reduced spa and salon services and discount on retail products
         o 25% discount on spa and salon services for employee's immediate family members
         o     Discount for on-site cosmetic medical/dental services
         o Eligibility for six (6) month's severance pay if involuntarily separated from the company for reasons other than "cause" after 90 days and within first year of service. Eligibility for nine
               (9) month's severance after one year's service. The severance will be mitigated by any income received if new employment opportunity is obtained during severance period. The severance obligations will survive a change in control.

We will be mailing you an "On-Board" package to include your necessary employment paperwork and detailed information concerning your benefits options and related programs in effect as of your expected start of January 17, 2005 If you have any questions concerning the benefits for which you will be eligible please feel free to contact Marilyn Durant, Vice President of Human Capital at 561- 833 -7911 or mdurant@aai.com.


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Please remember to bring your appropriate employment related documentation for the completion of your employment forms, including proof that you are presently eligible to work in the United States Failure to provide appropriate documentation within 3 days of hire can result in a change of your employment status in accordance with the terms of the Immigration Reform and Control Act.

John, we are so excited about having you join us. We are confident that your skills and experience will be a good match for our growth strategy ahead. We look forward to having you as part of AAI s dynamic team and a part of building AAI's exciting future.

Warm regards,


/s/Marilyn Durant
Marilyn Durant
Advanced Aesthetics Institute Inc.
Vice President, Human Capital

cc: Andrew Lipman

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon completion of references and background checks, execution of employment offer agreement, applicable non-competition and non disclosure agreements; or any other contingencies that AAI needs to include.

This offer shall remain open until January 16th. Any acceptance postmarked after this date will be considered invalid. Your full acceptance of this agreement should be signed below and faxed confidentially to the attention of Marilyn Durant.

Signature:                                   Date
           --------------------------------         ----------------------------
            John Higgins/acceptance